                                                                       Exhibit 5

May 12, 1998

K-Tron International, Inc.
Routes 55 and 553
Pitman, NJ  08071-0888

Re:   K-Tron International, Inc.
      Registration Statement on Form S-8
      Relating to the Amended and Restated K-Tron International,
      Inc. 1996 Equity Compensation Plan

Ladies and Gentlemen:

We have acted as counsel to K-Tron International, Inc., a New Jersey corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to 150,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issuable under the Amended and Restated K-Tron International, Inc. 1996 Equity Compensation Plan (the "Plan"). We have examined such certificates, records, statutes and other documents as we have deemed relevant in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Based on the foregoing, it is our opinion that the shares of Common Stock issuable under the Plan will be, when issued in accordance with the terms of the Plan, validly issued, fully paid and nonassessable shares of Common Stock.

The opinion set forth above is limited to the New Jersey Business Corporation Act, as amended.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP